Exhibit 10.5
SECOND AMENDMENT TO THE
CONNECTICUT WATER SERVICE, INC.
PERFORMANCE STOCK PROGRAM
(amended and restated as of April 26, 2002)
     WHEREAS, the Board of Directors of Connecticut Water Service, Inc. (the “Company”) adopted the Connecticut Water Service Inc. Performance Stock Program (the “Plan”) in 1994 and the Company’s shareholders approved the adoption of the Plan; and
     WHEREAS, the Plan was amended in 1999 and amended and restated in 2002 and further amended in 2005; and
     WHEREAS, the American Jobs Creation Act of 2004 added a new section 409A to the Internal Revenue Code of 1986, as amended; and
     WHEREAS, the Company wishes to amend the Plan to make it compliant with Section 409A and regulations issued thereunder (collectively, “Section 409A”).
     NOW, THEREFORE, the Plan is amended as set forth below, effective January 1, 2008:
     1. Section 8(c) is amended to read as follows:
     (c) Payment of Performance Share or Cash Unit Awards. Performance or Cash Unit Awards shall be payable in that number of shares of Stock or that amount of cash determined in accordance with Section 8(b). The amount of any payment made in cash shall be based upon the Fair Market Value of the Stock on the business day prior to payment. Payments of Performance Unit Awards shall be made as soon as practicable after the completion of an Award Period; provided, however, that if a Participant makes the election described below, Performance Share or Cash Units (with any Cash Units being converted into equivalent Performance Shares) shall instead be credited to the

Participant’s Performance Share Account. Such credit of Performance Shares to a Participant’s Performance Share Account shall be made as of the same date as payment of the Award would have been made to the Participant had no prior election been made.
     (i) Elections. Any election to have an Award or a portion of an Award credited to a Performance Share Account shall be made on a written form provided by the Company for such purpose and shall only be effective with respect to Awards that may be made on and after the January 1 following the Company’s receipt of such form, provided that such form is received by the December 24 prior to the applicable January 1. Any such election shall be made only in increments of ten percent (10%) of the Award (rounded to the nearest whole share) and shall be effective only for Awards made during the year in which the election becomes effective.
     (ii) Performance Share Account. The Company shall maintain on its books and records a Performance Share Account to record its liability for future payments to the Participant or his beneficiary pursuant to the Plan. However, a Performance Share Account under the Plan shall constitute an unfunded arrangement; the Company shall not be required to segregate or earmark any of its assets for the benefit of the Participant or his beneficiary, and the amount reflected in a Performance Share Account shall be available for the Company’s general corporate purposes and shall be available to the Company’s general creditors. The amount reflected in a Performance Share Account shall not be subject in any manner to anticipation, alienation, transfer or assignment by the Participant or his or her beneficiary, and any attempt to anticipate, alienate, transfer or assign the same shall be void. Neither the Participant nor his or her beneficiary may assert any right or claim against any specific assets of the

Company in respect of a Performance Share Account, and the Participant and his or her beneficiary shall have only a contractual right against the Company for the amount reflected in a Performance Share Account.
     Notwithstanding the foregoing, in order to pay amounts which may become due under the Plan in respect of a Participant’s Performance Share Account, the Company may establish a grantor trust (hereinafter the “Trust”) within the meaning of Section 671 of the Code. Some or all of the assets of the Trust may be dedicated to providing benefits to the Participants pursuant to the Plan, but, nevertheless, all assets of the Trust shall at all times remain subject to the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.
     (iii) Dividend Equivalents. On every date on which a dividend or other distribution is paid with respect to Common Stock, commencing with the first such payment date after the date on which a Performance Share is credited to a Participant’s Performance Share Account and continuing until such Performance Share is either forfeited or paid out, there shall be credited to the Participant’s Performance Share Account a Dividend Equivalent in respect of such Performance Share. A Dividend Equivalent shall mean, with respect to a whole Performance Share credited to a Participant’s Performance Share Account, a measure of value equal to the fractional share of Common Stock that could be purchased with the amount that would have been paid to the Participant as a dividend or other distribution if the Participant had owned a whole share of Common Stock in lieu of said whole Performance Share, the date of such deemed purchase being the dividend payment date. Dividend Equivalents are expressed in the form of Performance Shares.

     (iv) Participant Not a Stockholder. The Participant shall have no stockholder rights with respect to any shares of Common Stock in respect of which Performance Shares are credited to his or her Performance Share Account.
     (v) Payments in Respect of Performance Shares.
     1. Termination of Employment for Reasons Other than Death: In the event of a Participant’s Normal Termination or termination by reason of Disability without a payment date having been specified as provided below, such Participant shall be entitled to receive payment in respect of the entire amount then credited to his or her Performance Share Account. For purposes of this Section 8, Normal Termination or termination by reason of Disability shall be deemed to occur at the time the Participant experiences a “separation from service” as that term is defined under Section 409A of the Code. Such payment shall be made in the form of the number of shares of Common Stock equal to the number of whole Performance Shares then credited to the Participant’s Performance Share Account, with any fractional Performance Share being paid in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. Said shares of Common Stock and any cash amount shall be transferred to the Participant sixty (60) days after the Participant’s separation from service. Notwithstanding the foregoing sentence, if a Participant is a “specified employee” as defined under Section 409A of the Code, at the time of termination, payment hereunder shall be made six (6) months following the date on which the Participant would have been paid had he not been a specified employee on the date of termination.

     2. Death While Employed by the Company: In the event of a Participant’s death prior to separation from service, the Participant’s beneficiary shall be entitled to receive payment in respect of the entire amount then credited to his or her Performance Share Account. Such payment shall be made in the form of the number of shares of Common Stock equal to the number of whole Performance Shares then credited to the Participant’s Performance Share Account, with any fractional Performance Share being paid in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. Said shares of Common Stock and any cash amount shall be transferred to the Participant’s beneficiary sixty (60) days after the death of the Participant.
     3. Hardship Payment: Notwithstanding anything to the contrary herein, if the Committee, upon written petition of the Participant, determines in the Committee’s sole discretion, that the Participant has suffered an unforeseeable emergency (as hereinafter defined), the Participant shall be entitled to receive an amount not to exceed the lesser of (i) the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution), as determined by the Committee; and (ii) the number of Whole Performance Share Units then credited to the Participant’s Performance Share Account. Such payment shall be made in cash. In the event of hardship payment in respect of the Participant’s entire Performance Share Account, any fractional Performance Share Unit shall be paid in cash determined on the basis of the value of a corresponding fractional share of Common Stock on the business day preceding the date of payment. For purposes of the foregoing, an “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Section 152 of the Code without regard to Sections 152(b)(1), (b)(2), and (d)(1)(B); loss of the Participant’s property due to casualty (including the need to rebuilt a home not otherwise covered by insurance) or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant or the need to pay the funeral expenses of a spouse, beneficiary or a dependent (as defined in Section 152 of the Code without regard to Section 152(a)(1), (b)(2), and (d)(1)(B).
     2. Section 9(g) is amended in its entirety and the following is substituted in lieu thereof: [Intentionally omitted]
     3. This Amendment is effective as of January 1, 2008.